Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Names Robert R. Ellis Chief Financial Officer

CLEVELAND—Sept. 30, 2011—Agilysys, Inc. (Nasdaq: AGYS), a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries, today announced that Robert R. “Robb” Ellis has been named chief financial officer of the Company effective October 10, 2011.

Ellis, 38, was most recently with Radiant Systems, Inc., where he managed a global team as vice president, accounting and financial operations/principal accounting officer from 2007 until its acquisition by NCR Corporation in August 2011. He joined Radiant Systems as corporate controller in 2003.

Agilysys President and CEO James Dennedy stated: “Robb brings unique industry insights and associations to his new role. As we strategically restructure Agilysys into a leaner and more profitable company with an attractive growth profile, we are excited to have him join our team, and look forward to his contributions.”

Ellis began his career with Arthur Anderson and also worked with Deloitte Consulting prior to joining Radiant. He earned a B.S. in Accounting from Elizabethtown College and is a member of the American Institute of Certified Public Accountants.

Ellis replaces current CFO Henry Bond who will remain with the Company through October 21, 2011. As previously announced, Agilysys is moving its headquarters to Alpharetta, Georgia, by March 31, 2012, where Ellis will be based.

About Agilysys

Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. The Company specializes in market-leading point-of-sale, property management, inventory and procurement, and mobile and wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, and general and specialty retail businesses, and partners. Headquartered in Cleveland, Ohio, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit http://www.agilysys.com.

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Contact:

Curtis Stout

Vice President and Treasurer

Agilysys, Inc.

440-519-8635

curtis.stout@agilysys.com